EXHIBIT 4.12

INDENTURE

FOR

SENIOR DEBT SECURITIES

dated as of March 7, 2007

This Indenture, dated as of the 7th day of March, 2007, between HSBC Finance Corporation, a corporation duly organized and existing under the laws of the state of Delaware (hereinafter called the “Company” or “HSBC Finance”) and having its principal office at 2700 Sanders Road, Prospect Heights, Illinois 60070, and Wells Fargo Bank, National Association, a national banking association organized and existing by virtue of the federal banking laws of the United States of America (hereinafter called the “Trustee”), and having its principal Corporate Trust Office at Minneapolis, Minnesota.

WITNESSETH:

WHEREAS, the Company deems it necessary from time to time to borrow money for its corporate purposes and to issue its debt securities therefor, and to that end has duly authorized and directed the execution and delivery of this Indenture to provide for one or more series of its unsecured debentures, notes, or other evidences of indebtedness, issuable as provided herein; and

WHEREAS, all things necessary to make this Indenture a valid agreement of HSBC Finance, in accordance with its terms, have been done.

Now, Therefore, This Indenture Witnesseth:

For and in consideration of the premises and the purchase of Notes to be issued hereunder by Holders thereof, it is mutually covenanted an agreed, for the equal proportionate benefit of all Holders, as follows:

Article 1. Standard Provisions. All of the terms, conditions, covenants and provisions contained in the Company’s Amended and Restated Standard Multiple-Series Indenture Provisions for Senior Debt Securities dated as of December 15, 2004 (the “Provisions”), a copy of which is attached hereto, are incorporated herein by reference in their entirety and shall be deemed to be a part hereof to the same extent as if such provisions had been set forth in full herein. All capitalized terms which are used herein and not otherwise defined herein are defined in the Provisions and are used herein with the same meanings as in the Provisions. The Provisions, together with this Indenture, are deemed to be the “Indenture.”

TESTIMONIUM

This Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

In Witness Whereof, the parties hereto have caused this Indenture to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first written above.

HSBC FINANCE CORPORATION

/s/ William H. Kesler
By:	William H. Kesler
Title:	Senior Vice President - Treasurer

Attest:

/s/ M. Forde

Michael J. Forde
Assistant Secretary

WELLS FARGO BANK,
NATIONAL ASSOCIATION

/s/ Patricia B. Martirano
By:	Patricia B. Martirano
Title:	Vice President

Attest:

/s/ Robert M. Selangowski

Robert M. Selangowski

Vice President

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